Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), by and between Alloy, Inc. (the “Company”) and James K. Johnson, Jr. (“Executive”), is effective as of December 6, 2007 (the “Effective Date”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and Executive hereby agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executive agrees to serve the Company, as its Chief Operating Officer reporting to the Board of Directors of the Company (the “Board”). Executive shall have the responsibilities, duty and authority commensurate with the position of chief executive officers customarily exercised by a person holding such position in a company of the size and nature of the Company. The principal location at which Executive will perform such services will be the Company’s corporate headquarters in New York, New York. Executive shall also be nominated for appointment as a director during each election held during the Term (as defined below) for directors of the class of which Executive is a member.

2. Term of Employment. Subject to the terms of this Agreement, Executive’s employment under this Agreement will begin on the Effective Date and will continue until the third anniversary date of the Effective Date (the “Initial Term”), provided that on the third anniversary of the Effective Date and each subsequent anniversary of the Effective Date, the term of Executive’s employment hereunder will be automatically extended for an additional period of one year (each a “Subsequent Term”) unless either Executive or the Company has given written notice at least 90 days prior to the effective date of such automatic extension that such automatic extension will not occur (a “Non-Renewal Notice”). The Initial Term and any Subsequent Term are referred to herein as the “Term.”

3. Compensation.

(a) Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the annual rate of $450,000 (the “Base Salary”). The Base Salary shall be reviewed by the Board or a duly authorized committee or sub-committee of the Board of the Company (the “Committee”) as soon as practicable after the end of each fiscal year during the Term, beginning with the fiscal year ending on January 31, 2008. Based upon such reviews, the Committee annually may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(b) Annual Cash Bonus. Beginning with the Company’s fiscal year ending on January 31, 2008, as soon as practicable after the end of each fiscal year of the Company, the Committee shall review Executive’s performance under this Agreement in order to determine the appropriate cash bonus Executive should receive for such year. Executive’s annual cash bonus shall be at a target of no less than seventy-five percent (75%) of his then current Base Salary, with a maximum annual cash bonus of one hundred fifty percent (150%) of his then current Base Salary (“Cash Target Amount”). The amount of Executive’s annual cash bonus for the fiscal year ending January 31, 2008, if any, shall be based on the degree to which the Company and/or the Executive met its or his objective performance objectives set forth on Schedule A attached hereto and incorporated herein (the “Objective Criteria “).

(c) Equity Compensation. Beginning with the Company’s fiscal year ending on January 31, 2008, Executive shall be eligible to receive an annual long-term incentive award equal in value to two hundred percent (200%) of his then current Base Salary, with a maximum award equal in value to three hundred percent (300%) of his then current Base Salary (the “LTI Target Amount” and together with the Cash Target Amount, the “Target Amount”). The actual amount of Executive’s annual long term incentive award, if any, shall be based on the degree to which the Company and/or the Executive met, for the fiscal year ending January 31, 2008 the Objective Criteria, or, for fiscal years commencing with the fiscal year that begins February 1, 2008, its or his objectives as established in accordance with the terms of the Executive Bonus Plan (the “EBP”), subject to the following:

(i)

one-third (1/3rd ) of the value of the LTI Target Amount grant shall be made in the form of restricted stock awards with the Company’s right of repurchase lapsing as to one-third (1/3rd) of such shares on each of the first three annual anniversary dates of the date of grant (the “Grant Date”) or another date determined by the Board to be appropriate (the “Vest Date”), and the number of such shares to be granted based on the closing price of the Company’s common stock (“Common Stock”) on a date consistent with then Company policy for granting equity awards (the “Measurement Date”), which as of the Effective Date is March 30th of each year, (the “Time Vesting Restricted Stock”);

(ii)

one-third (1/3rd) of the value of the LTI Target Amount shall be made in the form of restricted stock awards with 100% of the Company’s right of repurchase lapsing when the average closing price of a share of the Common Stock, as quoted on Nasdaq for ten consecutive trading days, exceeds twenty percent (20%) of the closing price of a share of Common Stock as quoted on Nasdaq on the Measurement Date (the “Vesting Premium”), and with the actual number of restricted shares to be granted based on an appropriate formula using the closing price of the Common Stock on the Measurement Date; provided, however, notwithstanding the foregoing, one-third of such restricted shares shall vest no earlier than the first anniversary of the Grant Date or the Vest Date, one-third of such restricted shares shall vest no earlier than the second anniversary of the Grant Date or the Vest Date, and one-third of such restricted shares shall vest no earlier than the third anniversary of the Grant Date or the Vest Date (the “Performance Based Vesting Restricted Stock”); and

(iii)

one-third (1/3rd) of the value of the LTI Target Amount shall be made in the form of stock options that shall vest in three equal installments on each of the first, second and third anniversaries of the Grant Date or the Vest Date, with the number of options determined using the Black-Scholes method of valuation, or other valuation as deemed appropriate by the Committee, and with the exercise price of such options not less than the Fair Market Value (as such term is defined in the option or incentive plans under which such award is made) per share of Common Stock of the Company (the “Options”).

The remaining terms of such equity grants, if any, shall be determined by the Committee and notwithstanding anything contained herein to the contrary such terms shall be subject to the terms and conditions of the option or incentive plans under which such grants are made and on a basis consistent with equity grant policies of the Company then in effect.

(d) Payment of Cash Bonus and Issuance of Equity Grant. It is the expectation of the Company and Executive that Executive (i) shall be entitled to receive up to the appropriate Target Amount determined upon the achievement of the Company and the Executives of the Objective Criteria for fiscal year ending January 31, 2008 and the performance objectives established in accordance with the Company’s EBP for fiscal years ending January 31, 2009 and beyond, based on performance within an acceptable range as determined and certified by the Board or the Committee, as may be appropriate, and (ii) may receive less than the Target Amount based upon the extent to which the Objective Criteria or such performance objectives are not met.

(e) General Provisions. All shares of common stock or other equity securities awarded to Executive shall be registered on Form S-3, S-8 or any successor form or other applicable form under the Securities Act of 1933, and the Company shall, subject to the provisions of the appropriate equity plan or plans under which they are granted, seek to keep such registration effective at all required times. All unvested Options and Time Vesting Restricted Stock subject to the Company’s repurchase rights, if any, shall vest automatically, and the Company’s repurchase rights, if any, shall terminate automatically, without any action on the part of Executive or the Company, on the date of a Change of Control (as defined below), unless otherwise provided for in the agreement granting the such Option or Time Vesting Restricted Stock awards. Notwithstanding anything contained herein to the contrary, to the extent the premium paid for each share of Company common stock in connection with a Change in Control is equal to or greater than the Vesting Premium for Performance Based Vesting Restricted Stock, the Company’s repurchase rights for such Performance Based Vesting Restricted Stock shall automatically lapse on the date of such Change of Control without any action on the part of Executive or Company.

(f) Change of Control. For purposes of this Agreement, a “Change of Control” means that any of the following events has occurred:

(i)	Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;

(ii)	A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii)	The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv)	The liquidation or dissolution of the Company or the Company ceasing to do business.

(g) Vacation. Executive will be entitled to paid time off in accordance with the Company’s policies for its senior executives as in effect from time to time, but not less than 28 days paid time off in each fiscal year. Accrued unused vacation may be carried over from year to year, but will be deemed forfeited if not used within the first fiscal quarter of the succeeding year.

(h) Fringe Benefits. Executive will be entitled to participate in the same manner as other senior executives of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company. Nothing provided for herein shall limit the Company’s right to amend, modify or terminate any Fringe Benefit plan sponsored, maintained or contributed to by the Company.

(i) Reimbursement of Expenses. The Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(j) Indemnification. The Company shall indemnify Executive to the fullest extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer, director or employee of the Company. In connection with the foregoing, Executive shall be covered under all liability insurance policies that protect other officers of the Company.

4. Termination.

(a) Death or Disability. This Agreement and Executive’s employment shall terminate automatically upon Executive’s death. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt by Executive of such notice given at any time after a period of one hundred twenty (120)

consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) consecutive months, and, in either case, while such Disability is continuing (“Disability Effective Date”); within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means Executive’s inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and Executive or, if the Company and Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association. Until the Disability Effective Date, Executive shall be entitled to all compensation provided for under Section 3 hereof. It is understood that nothing in this Section 4 shall serve to limit the Company’s obligation sunder Section 5 hereof.

(b) By the Company For Cause. The Company may terminate Executive’s employment at any time during the Term immediately for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of a felony, either in connection with the performance of his obligations to the Company or which otherwise materially and adversely affects his ability to perform such obligations or materially and adversely affects the business activities, reputation, goodwill or image of the Company, (ii) the willful gross neglect or malfeasance by Executive in the performance of his duties hereunder or (iii) Executive’s breach in any material respect of this Agreement or any applicable non-competition and confidentiality agreement between the Company and Executive, which breach is not cured within any applicable cure period; provided, however, that for the purposes of determining whether conduct constitutes willful gross neglect or malfeasance, no act on Executive’s part shall be considered “willful” unless it is done by Executive in bad faith and without reasonable belief that Executive’s action was in the best interests of the Company. Notwithstanding the foregoing, the Company may not terminate Executive’s employment for Cause unless (X) a determination that Cause exists is made and approved by a majority of the Board, (Y) Executive is given at least thirty (30) days written notice of the Board meeting called to make such determination, and (Z) Executive and his legal counsel are given the opportunity to address such meeting.

(c) By Executive For Good Reason. Executive’s employment hereunder may be terminated by Executive for Good Reason upon fifteen (15) days’ written notice. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s prior written consent:

(i)	The Company’s failure to employ Executive in his current (as of the Effective Date) or a substantially similar position, without regard to title, such that his duties and responsibilities are materially diminished without his consent; provided, that Executive’s duties, authority or responsibilities shall not be deemed to have been reduced solely as a result of the sale, closure or spin-off by the Company of one or more of its operating divisions or lines of business;

(ii)	A material diminution in the Executive’s authority, duties or responsibilities either directly or indirectly by requiring Executive to report to any one other than the Board;

(iii)	A material reduction in Executive’s Base Salary without his consent;

(iv)	Executive being required to relocate to a principal place of employment more than fifty (50) miles from his principal place of employment with the Company in New York, New York;

(v)	Any action or inaction by the Company that constitutes a material breach of this Agreement.

Executive is required to provide notice of any such condition to the Board within fifteen (15) days of the initial occurrence of the condition, and the Company will then have 30 days to cure and/or remedy the condition, prior to the existence of such condition being deemed to be “Good Reason.” The Executive’s termination for Good Reason must occur within two years following the initial existence of one or more of the conditions set forth next above without Executive’s consent.

(d) Termination Other Than For Cause Or Good Reason. Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days written Notice of Termination (as defined below) to the Company or Executive, as the case may be. If the Company terminates the Agreement, or if the Agreement terminates because of the death of Executive, the obligations of the Company shall be as set forth in Section 5 hereof.

(e) Notice Of Termination. Any termination by the Company or by Executive (except because of his death) shall be communicated by a Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if necessary, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

(f) Date Of Termination. “Date of Termination” means the date specified in the Notice of Termination; provided, however, that if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

5. Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary as accrued prior to the Date of Termination and that has not yet been paid, (ii) an amount equal to the value of Executive’s accrued, but unused and unpaid time off (calculated at the Base Salary amount), and (iv) the amount of any expenses properly incurred by Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed.

(b) Death or Disability. If Executive’s employment hereunder is terminated as a result of Executive’s death or Disability:

(i)	The Company will pay the Accrued Obligations to Executive (or Executive’s estate) on the date of or promptly following such termination.

(ii)	The Company will continue to pay Executive (or Executive’s estate) an amount equal to the Base Salary at the rate in effect at the Date of Termination in accordance with Section 3(a) of this Agreement for the period commencing on the date of such termination and ending three (3) months from the Date of Termination.

(iii)	If the Executive timely elects COBRA Continuation Coverage (defined below), the Company will continue to pay its percentage share of the premium (determined on the Date of Termination) for Executive and/or Executive’s dependents under the Company’s group health and shall continue such other Fringe Benefits as may be applicable for so long as it is obligated to continue payments equal to the Base Salary pursuant to Section 5(b)(ii) above, limited by and subject to applicable law and the terms of the respective plans or policies.

(iv)	All options and other equity awards granted or awarded to Executive hereunder or under any other agreement or understanding between Executive and the Company or any affiliate thereof, if any, will vest as of the Date of Termination, and all repurchase rights granted hereunder or thereunder, will lapse as of the Date of Termination.

(v)	The amount of earned and accrued, but unpaid cash bonus as of the Date of Termination.

(c) Termination for Cause or in the Absence of a Good Reason. If Executive’s employment hereunder is terminated either by the Company for Cause or by Executive in the absence of a Good Reason the Company will pay the Accrued Obligations to Executive on or promptly following the Date of Termination, in accordance with applicable law.

(d) Termination Without Cause or for a Good Reason. If Executive’s employment hereunder is terminated (l) by the Company without Cause, (2) by Executive for a Good Reason, (3) by reason of a Non-Renewal Notice by the Company for reasons that would not constitute Cause or (4) by reason of a Non-Renewal Notice by Executive for reasons that would constitute Good Reason:

(i)	The Company will pay the Accrued Obligations to Executive promptly following the Date of Termination.

(ii)

On the Date of Termination or as soon as reasonably practicable thereafter, the Company will to pay Executive a lump sum amount equal to his Base Salary at the rate in effect at such Date of Termination for the period commencing on the date of such termination and ending on the later of (A) the first anniversary of the Date of

Termination and (B) the date of the end of the then current Term (the “Severance Calculation Period”).

(iii)	If the Executive timely elects COBRA Continuation Coverage, the Company will continue to pay its percentage share of the premium (determined on the Date of Termination) for Executive and/or Executive’s dependents under the Company’s group health and shall continue such other Fringe Benefits as may be applicable for the Severance Calculation Period, limited by and subject to applicable law and the terms of the respective plans or policies.

(iv)	The Company will pay to Executive in a lump sum on the Date of Termination or as soon as reasonably practicable thereafter the higher of the annualized cash bonus accrued and earned, which would be payable to Executive but for the termination, or the Cash Target Amount.

(v)	All options and other equity awards granted or awarded to Executive hereunder or under any other agreement or understanding between Executive and the Company or any affiliate thereof, if any, will vest as of the Date of Termination, and all repurchase rights granted hereunder or thereunder, will lapse as of the Date of Termination.

(e) No Duty to Mitigate. Notwithstanding any other provision of this Agreement, (i) Executive will have no obligation to mitigate Executive’s damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise and (ii) the amount of any benefit due to Executive after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that Executive may receive from any other source.

(f) Cobra Rights. It is understood that Executive’s rights under this Section 5 are in lieu of all other rights which Executive may otherwise have had upon termination of employment under this Agreement; provided, however, that no provision of this Agreement is intended to adversely affect Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Continuation Coverage”) or any successor thereto or any similar state or local law, rule or regulation. It is understood that if Executive wishes to continue COBRA Continuation Coverage after the expiration of the time periods contemplated in Sections 5(b)(iii) or 5(d)(iii) above, as applicable, he or they will be required to pay the full cost of the COBRA premium.

(g) Release. The acceleration of rights, payments or provision of benefits contemplated hereunder, other than Accrued Obligations or those required by applicable law, shall be provided to Executive only upon his execution and non-revocation of a release of all claims as against the Company, its affiliates and its or their officers, directors and employees in a form established by the Company at his termination.

(h) Six Month Delay. Notwithstanding any other provision with respect to the timing of payments under this Section 5, if, at the time of Executive’s termination, Executive is deemed to be a “specified Executive” (within the meaning of Section 409A of the Code and its regulation and guidance thereto (“Section 409A”)) of the Company, then only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under this Section 5 which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Executive’s employment hereunder, at which time Executive shall be paid a lump sum payment for the total amount otherwise due to him.

6. Tax Gross Up. If Executive is subject to any Excise Tax (“Excise Tax”) on Executive’s compensation by the Company whether as a result of payment of any sum or provision of any benefit hereunder or under any agreement between Executive and the Company, the terms of any option agreement, restricted stock grant or other equity compensation agreement or otherwise (including but not limited to Excise Taxes imposed under Section 4999 of the Code), the Company will then “gross-up” Executive’s compensation by making an additional payment to Executive in an amount which, after reduction for any income or Excise Taxes payable as a result of receiving such additional payment, is equal to the Excise Tax. Notwithstanding the foregoing, if the basis for the Excise tax contemplated herein is a change in control event as described at Code Section 280G, which triggers an Excise Tax under Code Section 4999, if the Excise Tax imposed under Code Section 280G could be avoided by reducing the total amount payable or realized by Executive by a reasonable amount, as determined in good faith mutually by the Executive and the Company, then the total amount to be paid to Executive shall be reduced to the extent necessary to avoid the Excise Tax and no gross up payment shall be made. If the foregoing applies, the Executive may then elect, in his sole discretion, which payments or benefits shall be eliminated or reduced (as long as after such election no Excise Tax will be payable).

7. Records. Upon termination of Executive’s employment hereunder for any reason or for no reason, Executive will deliver to the Company any property of the Company which may be in Executive’s possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

8. Insurance. The Company, in its sole discretion, may apply for and purchase key man life insurance on Executive’s life in an amount determined by the Company with the Company as beneficiary. Executive will submit to any medical or other examinations and will execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

9. Confidentiality and Noncompetition Agreement. Executive acknowledges and agrees that he has, as a condition of his employment by the Company, previously executed and delivered to the Company a Confidentiality and Noncompetition Agreement and further agrees that nothing contained in this Agreement shall be deemed to modify or affect in any manner any of Executive’s duties or obligations set forth therein.

10. General.

(a) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth below, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made;

(A)	if to the Company, to:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attention: General Counsel

(B)	if to Executive, to the address on record with the Company at the Date of Termination.

(b) Entire Agreement. This Agreement (together with any agreement referred to herein) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(f) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(g) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to this Agreement below will be brought in the courts of New York State located in New York County, New York or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(h) Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement will be settled by final and binding arbitration to be conducted in New York, New York pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. If any procedural matter is not covered by the aforesaid rules, the procedural law of the State of New York will govern.

(i) Reimbursement Of Legal Expenses. If Executive is successful, whether in arbitration or litigation, in pursuing any claim or dispute involving Executive’s employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of Executive’s employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse Executive for all costs and expenses (including, without limitation, attorneys’ fees) relating solely, or allocable, to such successful claim. In any other case, Executive and the Company shall each bear all their own respective costs and attorneys’ fees.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS THEREOF, Executive has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf as of the day and year first above written.

ALLOY, INC.

By:	/s/ Gina R. DiGioia
Its:	Chief Legal Officer

EXECUTIVE

/s/ James K. Johnson, Jr.

Schedule A: Objective Criteria

Financial performance

EBITDA, and year-over-year EBITDA improvement

Free Cash Flow

Operational performance

Achievement of specific operational goals

improved productivity

reduction of costs

increased margins

Individual executive performance

management efficiency

developing and maintaining the skills necessary to work in a high-growth company recognizing and pursuing new business opportunities

initiating and implementing programs to enhance our growth and successes;

leadership capabilities, such as the ability to motivate others and build a strong management team;

demonstration of Company values in an effort to promote a culture of excellence and integrity.

Strategic Company objectives and activities

acquisitions, dispositions or joint ventures and expansion;